EXHIBIT 4.2.4

AMENDMENT NO. 4

TO

SPDR® GOLD TRUST

PARTICIPANT AGREEMENTS

This Amendment (this “Amendment”), dated as of August 18, 2017, is to the SPDR® Gold Trust Participant Agreements (the “Participant Agreements,” and each a “Participant Agreement”) among The Bank of New York Mellon, not in its individual capacity, but solely as trustee (the “Trustee”) of the SPDR® Gold Trust (the “Trust”), World Gold Trust Services, LLC, as the sponsor (the “Sponsor”) of the Trust, and the authorized participants of the Trust set forth on Schedule A hereto (the “Authorized Participants”).

WHEREAS, the Trustee and the Sponsor have previously entered into a Participant Agreement with each of the Authorized Participants and the same are in full force and effect;

WHEREAS, Section 20(a) of each Participant Agreement provides that the Participant Agreement, the procedures described in Attachment A thereto and the Exhibits thereto may be amended, modified or supplemented by the Trustee and the Sponsor without the consent of any Beneficial Owner or Authorized Participant by following the procedures provided for therein;

WHEREAS, on March 22, 2017, the Securities and Exchange Commission adopted an amendment to shorten the standard settlement cycle for most broker-dealer securities transactions from three business days to two business days which will go into effect on September 5, 2017;

WHEREAS, the Sponsor and the Trustee are amending the Trust Indenture of the Trust to shorten the settlement cycle by one business day for the Trust’s creation and redemption procedures; and

WHEREAS, in connection with the foregoing amendment to the Trust Indenture of the Trust, the Sponsor and the Trustee wish to make conforming changes to the Participant Agreements.

NOW, THEREFORE, the Sponsor and the Trustee agree as follows:

1. The last sentence of Section 6 of the Participant Agreements is hereby amended to replace “fourth” with “third”.

2. The last sentence of Section 8 of the Participant Agreements is hereby amended to replace “third” with “second”.

3. The Exhibits and Attachments to the Participant Agreements are hereby amended and replaced in their entirety with those set forth in Schedule B hereto.

3. Except as modified by this Amendment, the Participant Agreements shall remain unmodified and in full force and effect.

4. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Participant Agreements.

5. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but together shall constitute one and the same amendment.

6. This Amendment shall be effective as of September 5, 2017.

[Signature Page Follows]

IN WITNESS WHEREOF, the Sponsor and the Trustee have duly executed and delivered this Amendment as of the date first above written.

WORLD GOLD TRUST SERVICES, LLC, as Sponsor

By:	/s/ Samantha McDonald
Name:	Samantha McDonald
Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Phyllis Cietek
Name:	Phyllis Cietek
Title:	Vice President

[Signature Page to Amendment No. 3 to SPDR® Gold Trust Participant Agreements]

SCHEDULE A

AUTHORIZED PARTICIPANTS

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

Goldman Sachs Execution & Clearing, L.P.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Merrill Lynch Professional Clearing Corp.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

UBS Securities LLC

Virtu Financial BD LLC

SCHEDULE B

EXHIBITS AND ATTACHMENTS

EXHIBIT A

SPDR® GOLD TRUST

FORM OF CERTIFIED AUTHORIZED PERSONS OF AUTHORIZED PARTICIPANT

The following are the names, titles and signatures of all persons (each an “Authorized Person”) authorized to give instructions relating to any activity contemplated by the Participant Agreement or any other notice, request or instruction on behalf of the Authorized Participant pursuant to the SPDR® Gold Trust Participant Agreement.

Authorized Participant:

Name:	Name:

Title:	Title:

Signature:	Signature:

Name:	Name:

Title:	Title:

Signature:	Signature:

The undersigned, [name], [title] of [company], does hereby certify that the persons listed above have been duly elected to the offices set forth beneath their names, that they presently hold such offices, that they have been duly authorized to act as Authorized Persons pursuant to the SPDR® Gold Trust Participant Agreement by and between [Authorized Participant] and the Trustee and the Sponsor of the SPDR® Gold Trust, dated [date], and that their signatures set forth above are their own true and genuine signatures.

In Witness Whereof, the undersigned has hereby set his/her hand and the seal of [company] on the date set forth below.

Subscribed and sworn to before me	By:
this day of , 20	Name:
Title:
Date:
Notary Public

EXHIBIT B

THE BANK OF NEW YORK MELLON, TRUSTEE

CREATION/REDEMPTION ORDER FORM

SPDR GOLD TRUST ETF

CONTACT INFORMATION FOR ORDER EXECUTION:

Telephone Order Number: (718) 315 – 7500

Fax Order Number: (732) 667 – 9478    (Alt: (718) 315 – 3080)

Custodian Instructions

Participant must complete all items in Part 1. The Distributor and/or Transfer Agent, in their discretion may reject any order not submitted in complete form.

I.	TO BE COMPLETED BY PARTICIPANT:

Date:	Time:
Broker Name:	Firm Name:
AP Unallocated Account Name:	DTC Participant Number:
Telephone Number:	Fax Number:

Type of order (Check Creation or Redemption please)	(One CU = 100,000 GLD)

Participant intends to sell or otherwise dispose of the units being created as soon, as is reasonably practicable.

Creation of GLD’s	Redemption of GLD’s
# Of Creation Units (CU) Transacted:	Number:
Order #	Number written out:

This Purchase Order is subject to the terms and conditions of the Depositary Trust Agreement of the SPDR Gold Trust as currently in effect and the Authorized Participant Agreement between the Authorized Participant, the Trustee and the Sponsor named therein. All representations and warranties of the Authorized Participant set Forth in such Depositary Trust Agreement and the Authorized Participant Agreement are incorporated herein by reference and are true and accurate as of the date hereof.

The undersigned does hereby certify as of the date set forth below that he/she is an Authorized Representative under the Authorized Participant Agreement and that he/she is authorized to deliver this Purchase Order to the Trustee on behalf of the Authorized Participant. The Authorized Participant enters into this agreement based on an estimated Basket disseminated the previous business day and recognizes the final Basket ounces of Gold represented will be decreased based on the Trusts daily accrual. When a Final NAV is calculated it will be disseminated to all Authorized Participants, and the Basket and or cash required for the creation/redemption order entered into on this day will be finalized and this Order Form will serve as a legally binding contract for settlement in 2 business days.

Date	Authorized Person’s Signature

II.	TO BE COMPLETED BY TRUSTEE:

This certifies that the above order has been:

                    Accepted by the Trustee

                    Declined-Reason:

Final # of Ounces                                        Final # of GLD Shares

Final Cash Due to BNY_2,000.00              Final Cash Due to AP

Date	Time	Authorized Signature of Trustee

B-1

EXHIBIT C

SPDR® GOLD TRUST

WORLD GOLD TRUST SERVICES, LLC

OFFICER’S CERTIFICATE

The undersigned, a duly authorized officer of World Gold Trust Services, LLC, a Delaware limited liability company (the “Sponsor”), and pursuant to Section 15(d) of the SPDR® Gold Trust Participant Agreement (the “Agreement”), dated as of                 , by and between the Sponsor, BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, not in its individual capacity but solely as Trustee (the “Trustee”) of the SPDR® Gold Trust (the “Trust”), and                  (the “Authorized Participant”), hereby certifies that:

1.	For purposes hereof, the term “Registration Statement” shall mean the automatic shelf Registration Statement on Form S-3 (Registration No. 333- ) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) on [ ], 20 . The Registration Statement relates to the registration under the 1933 Act of shares of fractional undivided beneficial interest in and ownership of the Trust (the “Shares”). The term “Prospectus” shall mean the Prospectus filed on [ ], 20 .

2.	Each of the following representations and warranties of the Sponsor is true and correct in all material respects as of the date hereof:

(a)

the Prospectus does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; the Registration Statement complies in all material respects with the requirements of the 1933 Act and the Prospectus complies in all material respects with the requirements of the 1933 Act and any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described or filed; the conditions to the use of Form S-1 or S-3, if applicable, have been satisfied; the Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and the Prospectus does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Sponsor makes no warranty or representation with respect to any statement contained in the Registration Statement or any Prospectus in reliance upon and in conformity with information concerning the Authorized Participant and furnished in writing by or on behalf of the Authorized Participant to the Sponsor expressly for use in the Registration Statement or such Prospectus; and neither the Sponsor nor any person known to the Sponsor acting on behalf of the Trust has distributed nor will distribute any offering material other than the Preliminary Prospectus, the Registration Statement or the Prospectus;

(b)	the Trust has been duly formed and is validly existing as an investment trust under the laws of the State of New York, as described in the Registration Statement and the Prospectus, and the Trust Indenture authorizes the Trustee to issue and deliver the Shares to the Authorized Participant hereunder as contemplated in the Registration Statement and the Prospectus;

(c)	the Sponsor has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as described in the Registration Statement and the Prospectus, and has all requisite power and authority to execute and deliver this Agreement;

(d)	the Sponsor is duly qualified and is in good standing in each jurisdiction where the conduct of its business requires such qualification; and the Trust is not required to so qualify in any jurisdiction;

(e)	complete and correct copies of the Trust Indenture, and any and all amendments thereto, have been delivered to the Authorized Participant, and no changes thereto have been made;

(f)	the outstanding Shares have been duly and validly issued and are fully paid and non-assessable and free of statutory and contractual preemptive rights, rights of first refusal and similar rights;

(g)	the Shares conform in all material respects to the description thereof contained in the Registration Statement and the Prospectus and the holders of the Shares will not be subject to personal liability by reason of being such holders;

(h)	this Agreement has been duly authorized, executed and delivered by the Sponsor and constitutes the valid and binding obligations of the Sponsor, enforceable against the Sponsor in accordance with its terms;

(i)

neither the Sponsor nor the Trustee on behalf of the Trust is in breach or violation of or in default under (nor has any event occurred which with notice, lapse of time or both would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) its respective constitutive documents, or any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Sponsor or the Trustee on behalf of the Trust is a party or by which any of them or any of their properties may be bound or affected, and the execution, delivery and performance of this Agreement, the issuance and sale of Shares to the Authorized Participant hereunder and the consummation of the transactions contemplated hereby does not conflict with, result in any breach or violation of or constitute a default under (nor constitute any event which with notice, lapse of time or both would result in any breach or violation of or constitute a default under), respectively, the amended and restated limited liability company agreement of the Sponsor or the Trust Indenture, or any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Sponsor or the Trustee on behalf of the Trust is a party or by which, respectively, the Sponsor or any of its properties or the Trustee or the property of the Trust may be bound or affected, or any federal, state, local or foreign law, regulation or rule or any decree, judgment or order applicable to the Sponsor, the Trust or the Trustee;

(j)	no approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency is required in connection with the issuance and sale of Shares to the Authorized Participant hereunder or the consummation by the Sponsor, the Trust and the Trustee on behalf of the Trust of the transactions contemplated hereunder other than registration of the Shares under the 1933 Act, which has been effected, and any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Shares are being offered or under the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”);

(k)	except as set forth in the Registration Statement and the Prospectus (i) no person has the right, contractual or otherwise, to cause the Trust to issue or sell to it any Shares or other equity interests of the Trust, and (ii) no person has the right to act as an underwriter or as a financial advisor to the Trust in connection with the offer and sale of the Shares, in the case of each of the foregoing clauses (i), and (ii), whether as a result of the filing or effectiveness of the Registration Statement or the sale of the Shares as contemplated thereby or otherwise; no person has the right, contractual or otherwise, to cause the Sponsor on behalf of the Trust or the Trust to register under the 1933 Act any other equity interests of the Trust, or to include any such shares or interests in the Registration Statement or the offering contemplated thereby, whether as a result of the filing or effectiveness of the Registration Statement or the sale of the Shares as contemplated thereby or otherwise;

(l)	each of the Sponsor and the Trust has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any federal, state, local or foreign law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other persons, in order to conduct its respective business; neither the Sponsor nor the Trustee on behalf of the Trust is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such license, authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Sponsor or the Trustee on behalf of the Trust;

(m)	all legal or governmental proceedings, affiliate transactions, off-balance sheet transactions, contracts, licenses, agreements, leases or documents of a character required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described or filed as required;

(n)	except as set forth in the Registration Statement and the Prospectus, there are no actions, suits, claims, investigations or proceedings pending or threatened or contemplated to which the Sponsor, the Trust or the Trustee on behalf of the Trust, or any of the Sponsor’s directors or officers, is or would be a party or of which any of their respective properties are or would be subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency;

(o)	KPMG LLP, whose report on the audited financial statements of the Trust is filed with the SEC as part of the Registration Statement and the Prospectus, are independent public accountants as required by the 1933 Act;

(p)	the audited financial statement(s) included in the Prospectus, together with the related notes and schedules, presents fairly the financial position of the Trust as of the date indicated and has been prepared in compliance with the requirements of the 1933 Act and in conformity with generally accepted accounting principles; there are no financial statements (historical or pro forma) that are required to be included in the Registration Statement and the Prospectus that are not included as required; and the Trust does not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not disclosed in the Registration Statement and the Prospectus;

(q)

subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been (i) any material adverse change, or any development involving a prospective material adverse change affecting the Sponsor or the Trust, (ii) any transaction which is material to the Sponsor or the Trust taken as a whole, (iii) any obligation, direct or contingent (including any off-balance sheet obligations), incurred by the Sponsor, the Trust or the Trustee on behalf of the Trust, which is material to the Trust, (iv) any change in the Shares purchased by the Authorized Participant or outstanding indebtedness of the Sponsor or the Trust or (v) any dividend or distribution of any kind declared, paid or made on such Shares;

(r)	the Trust is not and, after giving effect to the offering and sale of the Shares, will not be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act;

(s)

except as set forth or incorporated by reference in the Registration Statement and the Prospectus, the Sponsor and the Trust own, or have obtained, valid and enforceable licenses for, or other rights to use, the inventions, patent applications, patents, trademarks (both registered and unregistered), tradenames, copyrights, trade secrets and other proprietary information described in the Registration Statement and the Prospectus as being owned or licensed by them or which are necessary for the conduct of their respective businesses, (collectively, “Intellectual Property”); (i) to the knowledge of the Sponsor or the Trust, there are no third parties who have or will be able to establish rights to any Intellectual Property, except for the ownership rights of the owners of the Intellectual Property which is licensed to the Sponsor or the Trust; (ii) to the knowledge of the Sponsor or the Trust, there is no infringement by third parties of any Intellectual Property other than third parties infringing the Sponsor’s trademark for “GLD” by incorporating “GLD” in other trading symbols; (iii) there is no pending or, to the knowledge of the Sponsor or the Trust, threatened action, suit, proceeding or claim by others challenging the Sponsor’s or the Trust’s rights in or to any Intellectual Property, and the Sponsor and the Trust are unaware of any facts which could form a reasonable basis for any such claim; (iv) there is no pending or, to the knowledge of the Sponsor or the Trust, threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property, other than the patents and patent applications licensed to the Sponsor by the Bank of New York, as to which the Sponsor and the Trust have no knowledge of any such pending or threatened claims, and the Sponsor and the Trust are unaware of any facts which could form a reasonable basis for any such claim; (v) there is no pending or, to the knowledge of the Sponsor or the Trust, threatened action, suit, proceeding or claim by others that the Sponsor or the Trust infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, and the Sponsor and the Trust are unaware of any facts which could form a reasonable basis for any such claim; (vi) to the knowledge of the Sponsor or the Trust, there is no patent or patent application that contains claims that interfere with the issued or pending claims of any of the Intellectual Property; and (vii) to the knowledge of the Sponsor or the Trust, there is no prior art that may render any patent application licensed to the Sponsor by The Bank of New York unpatentable;

(t)	all tax returns required to be filed by the Sponsor have been filed, and all taxes and other assessments of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such entities have been paid; and no tax returns or tax payments are due with respect to the Trust as of the date of this Agreement;

(u)	neither the Sponsor nor the Trustee on behalf of the Trust has sent or received any communication regarding termination of, or intent not to renew, any of the contracts or agreements referred to or described in, or filed as an exhibit to, the Registration Statement, and no such termination or non-renewal has been threatened by the Sponsor, the Trustee on behalf of the Trust or any other party to any such contract or agreement;

(v)	with respect to its activities on behalf of the Trust, as provided for in the Trust Indenture, the Trustee maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with the Trust Indenture and the Trustee’s duties thereunder; (ii) transactions with respect to the Trust are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; and (iii) assets are held for the Trust by the Custodian in accordance with the Trust Indenture;

(w)	on behalf of the Trust, the Sponsor has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 and 15d-14 under the 1934 Act, giving effect to the rules and regulations, and SEC staff interpretations (whether or not public), thereunder)); such disclosure controls and procedures are designed to ensure that material information relating to the Trust, is made known to the Sponsor, and such disclosure controls and procedures are effective to perform the functions for which they were established; on behalf of the Trust, the Sponsor has been advised of: (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Trust’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Trust’s internal controls; any material weaknesses in internal controls have been identified for the Trust’s auditors;

(x)	any statistical and market-related data included in the Registration Statement and the Prospectus are based on or derived from sources that the Sponsor believes to be reliable and accurate, and the Sponsor has obtained the written consent to the use of such data from such sources to the extent required; and

(y)	neither the Sponsor, nor any of the Sponsor’s directors, members, officers, affiliates or controlling persons (but excluding the members of the World Gold Council and their controlling persons) nor the Trustee has taken, directly or indirectly, any action designed, or which has constituted or might reasonably be expected to cause or result in, under the 1934 Act or otherwise, the stabilization or manipulation of the price of any security or asset of the Trust to facilitate the sale or resale of the Shares; and there are no affiliations or associations between any member of FINRA and any of the Sponsor’s officers, directors or 5% or greater security holders, except as set forth in the Registration Statement and the Prospectus.

2.	Each of the obligations of the Sponsor to be performed by it on or before the date hereof pursuant to the terms of the Agreement, and each of the provisions thereof to be complied with by the Sponsor on or before the date hereof, has been duly performed and complied with in all material respects.

Capitalized terms used, but not defined herein shall have the meanings assigned to such terms in the Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, I have hereunto, on behalf of the Sponsor, subscribed my name as of the date first set forth above.

By:

Name:
Title:

I,                     , in my capacity as [Secretary], hereby certify that                      is the duly elected [Chief Executive Officer] of the Sponsor, and that the signature set forth immediately above is [his/her] genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first set forth above.

By:

Name:
Title:

SPDR® GOLD TRUST

PARTICIPANT AGREEMENT

ATTACHMENT A

SPDR® GOLD TRUST PROCEDURES

CREATION AND REDEMPTION OF SPDR® GOLD SHARES AND RELATED GOLD TRANSACTIONS

Scope of Procedures and Overview

These procedures (the “Procedures”) describe the processes by which one or more Baskets of SPDR® Gold Trust shares (the “Shares”) issuable by BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, as trustee (the “Trustee”) of the SPDR® Gold Trust (the “Trust”), may be purchased or, once Shares have been issued, redeemed by an Authorized Participant (a “Participant”). Shares may be created or redeemed only in blocks of 100,000 Shares (each such block, a “Basket”). Because the issuance and redemption of Baskets also involve the transfer of Gold between the Participant and the Trust, certain processes relating to the underlying Gold transfers also are described.

Under these Procedures, Baskets may be issued only with respect to Gold transferred to and held in the Trust’s allocated Gold accounts maintained in London, England by HSBC Bank plc, as custodian (the “Custodian”). Capitalized terms used in these Procedures without further definition have the meanings assigned to them in the Trust Indenture (the “Indenture”), dated as of November 12, 2004, as amended November 26, 2007, May 20, 2008, June 1, 2011, June 18, 2014, March 20, 2015 and April 14, 2015 and as may be further amended from time to time, between the Trustee and World Gold Trust Services, LLC (the “Sponsor”) or the Participant Agreement entered into by each Participant with the Sponsor and the Trustee.

For purposes of these Procedures, a “Business Day” is defined as any day other than (i) a day on which the Exchange is closed for regular trading or (ii), if the transaction involves the receipt or delivery of Gold or confirmation thereof in the United Kingdom or in some other jurisdiction, (a) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized by law to close or a day on which the London gold market is closed or (b) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized to be open for less than a full business day or the London gold market is open for trading for less than a full business day and transaction procedures required to be executed or completed before the close of the business day may not be so executed or completed.

Baskets are issued pursuant to the Prospectus, which will be delivered by the Sponsor to each Participant prior to its execution of the Participant Agreement, and are issued and redeemed in accordance with the Indenture and the Participant Agreement. Baskets may be issued and redeemed on any Business Day by the Trustee in exchange for Gold, which the Trustee receives from Participants or transfers to Participants, in each case on behalf of the Trust. Participants will be required to pay a nonrefundable per order transaction fee of $2,000 to the Trustee (the “Transaction Fee”).

Participants and the Trust transfer Gold between each other using the unallocated bullion account system of the London bullion market. Transfers of Gold to and from the Trust are effected pursuant to (i) the SPDR® Gold Trust Allocated Bullion Account Agreement (the “Trust Allocated Agreement”) between the Trustee and the Custodian establishing the Trust’s allocated account (the “Trust Allocated Account”) and the SPDR® Gold Trust Unallocated Bullion Account Agreement (the “Trust Unallocated Agreement”) between the Trustee and the Custodian establishing the Trust’s unallocated account (the “Trust Unallocated Account”; the Trust Allocated Agreement and the Trust Unallocated Agreement are collectively referred to as the “Trust Custody Agreements”) and (ii) the SPDR® Gold Trust Participant Unallocated Bullion Account Agreement (the “Participant Unallocated Agreement”) between the Participant and HSBC Bank plc, establishing the Participant’s unallocated account (the “Participant Unallocated Account”).

Gold is transferred between the Trust and Participants through the Trust Unallocated Account. When Gold is to be transferred to the Trust from a Participant (in exchange for the issuance of Baskets), the Gold is transferred from the Participant Unallocated Account to the Trust Unallocated Account and then transferred from there to the Trust Allocated Account. When Gold is to be transferred to a Participant (in connection with the redemption of Baskets), the Gold is transferred from the Trust Allocated Account to the Trust Unallocated Account and is transferred from there to the Participant Unallocated Account.

The Participant Unallocated Account is only to be used in connection with the creation and redemption of Baskets. Use of the Participant Unallocated Account for transferring Gold to the Trust does not require Participants to acquire Gold from HSBC Bank plc, or to maintain Gold in the Participant Unallocated Account longer than the time required to create or redeem Baskets as described in these Procedures. Each Participant is responsible for ensuring that the Gold it intends to transfer to the Trust in exchange for Baskets is available for transfer to the Trust in the manner and at the times described in these Procedures. In meeting this responsibility, the Participant may make such independent arrangements as it sees fit, including the borrowing of Gold, to ensure that the relevant amount(s) of Gold is credited in time.

Upon acceptance of the Participant Agreement by the Sponsor and the Trustee, the Trustee will assign a personal identification number (a “PIN number”) to each Authorized Person authorized to act for the Participant. This will allow the Participant through its Authorized Person(s) to place Purchase Order(s) or Redemption Order(s) for Baskets.

Important Notes:

•	Any Order is subject to rejection by the Trustee for the reasons set forth in the Indenture or the Participant Agreement.

•	All Orders are subject to the provisions of the Indenture, the Trust Custody Agreements and the Participant Agreement relating to unclear or ambiguous instructions.

CREATION PROCESS

An order to purchase one or more Baskets placed by a Participant with the Trustee by 4:00 p.m. N.Y. time on a Business Day (such day, “CREATION T”) results in the following taking place, in most instances, by 11:00 a.m. N.Y. time (usually 4:00 p.m. London time) on CREATION T+2:

•	Transfer to the Trust Allocated Account of Gold satisfying the LBMA Good Delivery Rules in the amount corresponding to the Baskets to be issued; and

•	Transfer to the Participant’s account at The Depository Trust Company (“DTC”) of the number of Baskets corresponding to the Gold the Participant has transferred to the Trust.

CREATION PROCEDURES

CREATION T (PURCHASE ORDER TRADE DATE)

1.	By the Order Cut-Off Time (4:00 p.m. N.Y. time), an Authorized Person of the Participant calls the Trustee at (718) 315-7500 to notify the Trustee that the Participant wishes to place a Purchase Order with the Trustee to create an identified number of Baskets and to request that the Trustee provide an order number (an “Order Number”). The Authorized Person provides a PIN number as identification to the Trustee. The Trustee provides the Participant with an Order Number for the Participant’s Purchase Order Form. The Participant then completes and faxes to the Trustee the Purchase Order Form included as Exhibit B to the Participant Agreement. The Purchase Order Form must include the Authorized Person’s signature, the number of Baskets being purchased, and the Order Number previously provided by the Trustee.

2.	If the Trustee has not received the Purchase Order Form from the Participant within 15 minutes after the Trustee receives the phone call from the Participant referenced in item (1) above, the Trustee places a phone call to the Participant to enquire about the status of the Order. If the Participant does not fax the Purchase Order Form to the Trustee within 15 minutes after the Trustee’s phone call, the Participant’s Order is cancelled. The Trustee will then notify the Participant that the Order has been cancelled via telephone call.

3.	If the Trustee has received the Participant’s Purchase Order Form on time in accordance with the preceding timing rules, then by 5:00 p.m. N.Y. time the Trustee returns to the Participant a copy of the Purchase Order Form submitted, marking it “Affirmed.” The Trustee also indicates on the Purchase Order Form the amount of Gold and cash, if any, necessary for the Creation Deposit, and provides details of the method of payment required for the Transaction Fee and the cash portion, if any, of the Creation Deposit.

4.	Based on the Purchase Orders placed with it on CREATION T, the Trustee sends an authenticated electronic message (Swift MT699) to the Custodian indicating the total ounces of Gold for which the Trustee will require an allocation into the Trust Allocated Account on CREATION T+2. In addition, the authenticated electronic message (Swift MT699) will separately identify all expected unallocated Gold receipts from each Participant. If the Trustee rejects a Purchase Order pursuant to the Indenture or the Participant Agreement after the foregoing messages are given to the Custodian, the Trustee will notify the Custodian of such rejection, identifying the Participant whose Purchase Order was rejected and the number of ounces of Gold contained in the rejected Purchase Order.

5.	By the close of business (usually 5:00 p.m. N.Y. time), each Participant acquiring Baskets on CREATION T+2 sends an authenticated electronic message (Swift MT604) to HSBC Bank plc, with a copy to the Trustee, to transfer on CREATION T+2 from the Participant’s Participant Unallocated Account Gold in the relevant amount(s) to the Trust Unallocated Account. If the Participant’s instruction does not conform to the Trustee’s instruction specified in the preceding item 4, the Trustee will either (i) send a correcting authenticated electronic message (Swift MT699) to the Custodian which specifies the delivery of an amount of Gold which conforms to the Participant’s Purchase Order and the Participant’s instruction or (ii) send the Participant an email message notifying the Participant of the discrepancy.

6.	By the close of business (usually 5:00 p.m. N.Y. time), each Participant acquiring Baskets on CREATION T+2 sends an authenticated electronic message (Swift MT605) to HSBC Bank plc, identifying that Participant’s Participant Unallocated Account into which Gold, in the relevant amount(s), is to be received on CREATION T+1.

CREATION T+1

1.	By the close of business in London (usually 4:00 p.m. London time), each Participant submitting a Purchase Order must ensure that Gold in the relevant amount(s) is credited to the Participant’s Participant Unallocated Account.

2.	If by 4:00 p.m. (London time) either (i), unless otherwise resolved beforehand by a correcting authenticated electronic message from the Trustee (Swift MT699) or a correcting authenticated electronic message from the Participant (Swift MT604) to the satisfaction of the Custodian, the amount of Gold specified in the Participant’s instruction given under item (5) of CREATION T to transfer Gold from the Participant’s Participant Unallocated Account to the Trust Unallocated Account is not the same as the amount of Gold specified in the advice given by the Trustee under item (4) of CREATION T with regard to the expected unallocated Gold receipts from each Participant or (ii) sufficient Gold to permit the Custodian to effect such Participant’s instruction is not credited to the Participant’s Participant Unallocated Account, such Participant’s instruction shall be automatically revoked as of 4:00 p.m. London time and the Custodian will notify the Participant of such revocation.

3.	The Custodian will send the Trustee an email message by 5:00 p.m. London time (usually 12:00 noon N.Y. time) identifying each Participant’s instruction that has been revoked pursuant to the preceding item 2. The relevant Participant’s Purchase Order shall be automatically cancelled as of 4:00 p.m. London time upon such revocation and the Trustee will send an email message to each Participant with a cancelled Purchase Order informing the Participant of such cancellation.

CREATION T+2

1.	The Custodian transfers the relevant amount(s) of Gold from the Participant’s Participant Unallocated Account to the Trust Unallocated Account.

2.	As of 2:00 p.m. London time (usually 9:00 a.m. N.Y. time), the Custodian will notify the Trustee by email and fax of the status of the allocation process, including (i) the amount of Gold transferred to the Trust Unallocated Account from each Participant’s Participant Unallocated Account, separately stated; (ii) the amount of Gold that has been transferred into the Trust Allocated Account from the Trust Unallocated Account, and (iii) the amount of Gold, if any, remaining in the Trust Unallocated Account. In the event there is any need for clarification of the status of the allocation process, the Trustee will telephone the Custodian to obtain such clarification. This notice does not reflect the official transfer record of the Custodian, which is completed as of the conclusion of the Custodian’s Business Day.

3.	At 11:00 a.m. N.Y. time (usually 4:00 p.m. London time), following receipt of the notice from the Custodian of the status of the allocation process described in item (2) above, the Trustee authorizes the creation and issuance of the Baskets ordered by each Participant on CREATION T for which the Trustee has received confirmation from the Custodian that the relevant amount(s) of Gold have been transferred from the Trust Unallocated Account to the Trust Allocated Account. If the Custodian is unable to complete the allocation of Gold from the Trust Unallocated Account to the Trust Allocated Account by such time, the Trustee will issue Baskets as soon as practical after the Custodian has notified the Trustee by email and fax that it has completed the allocation of Gold to the Trust Allocated Account in the relevant amount(s). The creation and issuance of Baskets will occur through the DTC system known as “Deposit and Withdrawal at Custodian” or “DWAC.”

[Redemption Process Follows on Next Page]

REDEMPTION PROCESS

An order to redeem one or more Baskets placed by a Participant with the Trustee by 4:00 p.m. N.Y. time on a Business Day (such day, “REDEMPTION T”) results in the following taking place by 11:00 a.m. N.Y. time (usually 4:00 p.m. London time) on REDEMPTION T+2:

•	Transfer to the Trustee’s account at DTC and the subsequent cancellation of the relevant number of the Participant’s Baskets; and

•	Transfer to the Participant by credit to the Participant’s Participant Unallocated Account of Gold and cash, if any, in the relevant amount(s) corresponding to the Baskets delivered for redemption (the “Redemption Distribution”).

REDEMPTION PROCEDURES

REDEMPTION T (REDEMPTION ORDER TRADE DATE)

1.	By the Order Cut-off Time (4:00 p.m. N.Y. time), an Authorized Person of the Participant calls the Trustee at (718) 315-7500 to notify the Trustee that the Participant wishes to place a Redemption Order with the Trustee to redeem an identified number of Baskets and to request that the Trustee provide an Order Number. The Authorized Person provides a PIN number as identification to the Trustee. The Trustee provides the Participant with an Order Number for the Participant’s Redemption Order Form. The Participant then completes and faxes to the Trustee the Redemption Order Form included as Exhibit B to the Participant Agreement. The Redemption Order Form must include the Authorized Person’s signature, the number of Baskets redeemed, and the Order Number previously provided by the Trustee.

2.	If the Trustee has not received the Redemption Order Form from the Participant within 15 minutes after the Trustee receives the phone call from the Participant referenced in item (1) above, the Trustee places a phone call to the Participant to enquire about the status of the Order. If the Participant does not fax the Redemption Order Form to the Trustee within 15 minutes after the Trustee’s phone call, the Participant’s Order is cancelled. The Trustee will then notify the Participant that the Order has been cancelled via telephone call.

3.	If the Trustee has received the Participant’s Redemption Order Form on time in accordance with the preceding timing rules, then by 5:00 p.m. N.Y. time the Trustee returns to the Participant a copy of the Redemption Order Form submitted, marking it “Affirmed.” The Trustee also indicates on the Redemption Order Form the amount of Gold and cash, if any, to be delivered in the Redemption Distribution, and provides details of the method of payment to be used for the Transaction Fee and the method of delivery of the cash portion, if any, of the Redemption Distribution.

4.	By the close of business (usually 5:00 p.m. N.Y. time), each Participant redeeming Baskets on REDEMPTION T+2 sends an authenticated electronic message (Swift MT605) to HSBC Bank plc, identifying that Participant’s Participant Unallocated Account into which Gold, in the relevant amount(s), is to be received on REDEMPTION T+2.

5.	By the close of business (usually 5:00 p.m. N.Y. time), the Trustee sends an authenticated electronic message (SWIFT MT699) containing instructions to the Custodian to transfer on REDEMPTION T+2 from the Trust Allocated Account to the Trust Unallocated Account (“deallocate”) the total amount of Gold required to settle the Redemption Orders received by the Trustee on REDEMPTION T. If the Trustee rejects a Redemption Order pursuant to the Indenture or the Participant Agreement after the foregoing message is sent, the Trustee will notify the Custodian of such rejection, identifying the Participant whose Redemption Order was rejected and the number of ounces of Gold contained in the rejected Redemption Order.

REDEMPTION T+2

1.	Between 9:00 a.m. London time and 2:00 p.m. London time, the Custodian deallocates Gold in the amount(s) specified in the Trustee’s instructions sent on REDEMPTION T.

2.	By 9:00 a.m. N.Y. time, the Participant delivers free to the Trustee’s Participant account at DTC (#2209) the Baskets to be redeemed.

3.	If the Trustee does not receive from a redeeming Participant all Shares comprising the Baskets being redeemed by 9:00 a.m. N.Y. time, the Trustee will (i) settle the Redemption Order to the extent of whole Baskets received from the Participant and (ii) keep the redeeming Participant’s Redemption Order open until 9:00 a.m. N.Y. time on the following Business Day (REDEMPTION T+3) as to the balance of the Redemption Order (such balance, the “Suspended Redemption Order”). For each day (whether or not a Business Day) the Redemption Order is held open, the Participant will be charged by the Trustee the greater of $300 or $30 times the number of Baskets included in the Suspended Redemption Order.

4.	By 10:00 a.m. New York time (usually 3:00 p.m. London time), the Trustee sends an authenticated electronic message (Swift MT699) to the Custodian directing the Custodian to transfer Gold in the relevant amount from the Trust Unallocated Account to the Participant Unallocated Account. When London is, and New York is not, on daylight savings time, such message must be received by the Custodian no later than 3:30 p.m. London time. The Custodian will make reasonable commercial efforts to allocate Gold remaining in the Trust Unallocated Account after this transfer to the Trust Allocated Account by the close of business in London, in accordance with the standing instruction in the Trust Custody Agreements.

5.	By close of business in New York (usually 5:00 p.m. N.Y. time), the Trustee sends an authenticated electronic message (Swift MT699) containing instructions to the Custodian to transfer the total amount of Gold involved in that day’s Suspended Redemption Order(s) from the Trust Allocated Account to the Trust Unallocated Account by 9:00 a.m. N.Y. time (usually 2:00 p.m. London time) the following Business Day. This amount will be in addition to any amount being transferred pursuant to an existing instruction to deallocate in respect of redemptions settling in the normal schedule, for which the following day will be REDEMPTION T+2.

6.	By the close of business in New York (usually 5:00 p.m. N.Y. time), each Participant redeeming Baskets on REDEMPTION T+3 with respect to a Suspended Redemption Order sends an authenticated electronic message (Swift MT699) to HSBC Bank plc, identifying that Participant’s Participant Unallocated Account into which Gold, in the relevant amount(s), is to be received on REDEMPTION T+3.

REDEMPTION T+3

1.	By 9:00 a.m. N.Y. time (usually 2:00 p.m. London time), the redeeming Participant must deliver free to the Trustee’s Participant account at DTC (#2209) the Basket(s) comprising the Suspended Redemption Order. The Trustee will settle the Suspended Redemption Order to the extent of whole Baskets received. Any balance of the Suspended Redemption Order will be cancelled.

2.	The sequence of instructions and events related to the settlement of the Suspended Redemption Order on REDEMPTION T+3 will be made in the manner provided for a Redemption Order under REDEMPTION T+2.

*    *    *    *

SPDR® GOLD TRUST

PARTICIPANT AGREEMENT

ATTACHMENT B

HSBC BANK PLC

and

[NAME OF Participant]

SPDR® GOLD TRUST

PARTICIPANT UNALLOCATED BULLION ACCOUNT AGREEMENT

THIS AGREEMENT (“Agreement”) is made on                     , 20

BETWEEN

(1)	HSBC BANK PLC, a company incorporated under the laws of England and Wales, whose principal place of business is at 8 Canada Square, London E14 5HQ (“we” or “us”); and

(2)	[NAME OF Participant] a company incorporated under the laws of [ ], whose [registered office][principal place of business] is at [ ] (“you”).

INTRODUCTION

We have agreed to open and maintain for you an Unallocated Account (defined below) in connection with your being a Participant with respect to the SPDR® Gold Trust, and to provide other services to you in connection with the Unallocated Account. This agreement sets out the terms under which we will provide those services to you and the arrangements which will apply in connection with those services.

IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions: In this agreement:

“Account Balance” means the balance from time to time standing to your credit in your Unallocated Account.

“Availability Date” means the Business Day on which you wish to transfer Precious Metal to us for deposit into the Unallocated Account.

“Bullion” means the Precious Metal standing to your credit in your Unallocated Account.

“Business Day” means a day other than (i) a day on which the Exchange (as defined in the Trust Indenture) is closed for regular trading or (ii), if the transaction involves the receipt or delivery of gold or confirmation thereof in the United Kingdom or in some other jurisdiction, (a) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized by law to close or a day on which the London gold market is closed or (b) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized to be open for less than a full business day or the London gold market is open for trading for less than a full business day and transaction procedures required to be executed or completed before the close of the business day may not be so executed or completed.

“SPDR® Gold Share” means each unit of fractional undivided beneficial interest in and ownership of the SPDR® Trust, as the same shall be created and issued pursuant to the Trust Indenture.

“SPDR® Gold Trust” means the Trust created under the Trust Indenture.

“LBMA Gold Price AM” means the price of an ounce of gold as fixed by The ICE Benchmark Administration Limited on or about 10:30 a.m. London, England, time.

“LBMA Gold Price PM” means the price of an ounce of gold as fixed The ICE Benchmark Administration Limited on or about 3:00 p.m. London, England, time.

“LBMA” means The London Bullion Market Association or its successors.

“Participant” means a Participant as defined in the Trust Indenture.

“Participant Agreement” means that certain Participant Agreement in effect from time to time between you and the Trustee on behalf of the Trust, pursuant to the Trust Indenture.

“Point of Delivery” means such date and time that the recipient or its agent acknowledges in written form its receipt of delivery of Precious Metal.

“Precious Metal” means gold.

“Rules” means the rules, regulations, practices and customs of the LBMA (including the rules of the LBMA as to good delivery), the Bank of England and such other regulatory authority or body as shall affect the activities contemplated by this agreement.

“Sponsor” means World Gold Trust Services, LLC.

“Trustee” means BNY Mellon Asset Servicing, a division of The Bank of New York Mellon.

“Trust Indenture” means that certain Trust Indenture of the SPDR® Gold Trust dated as of November 12, 2004, as amended from time to time, between the Sponsor and the Trustee.

“Trust Unallocated Account” means the account maintained by us for the SPDR® Gold Trust in relation to Gold (as defined in the Trust Indenture) pursuant to the Trust Unallocated Bullion Account Agreement (as defined in the Trust Indenture).

“Unallocated Account” means the account maintained by us in your name on an Unallocated Basis pursuant to this agreement.

“Unallocated Basis” means, with respect to a Precious Metal account maintained with us, that the person in whose name the account is held is entitled to call on us to deliver in accordance with the Rules an amount of Precious Metal equal to the amount of Precious Metal standing to the credit of the person’s account but has no ownership interest in any Precious Metal that we own or hold.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 (as amended or re-enacted from time to time) and legislation supplemental thereto and any other tax (whether imposed in the United Kingdom in substitution thereof or in addition thereto or elsewhere) of a similar fiscal nature.

“Withdrawal Date” means the Business Day on which you wish to withdraw Precious Metal from your Unallocated Account.

1.2	Headings: The headings in this agreement do not affect its interpretation.

1.3	Singular and plural; other usages: References to the singular include the plural and vice versa. A reference to “A or B” means “A or B or both A and B”. “Including” means “including but not limited to”.

2.	UNALLOCATED ACCOUNTS

2.1	Opening Unallocated Account: We shall open and maintain an Unallocated Account for you under this Agreement solely in respect of Bullion to be transferred between you and the SPDR® Gold Trust or withdrawn in accordance with clause 4.

2.2	Denomination of Unallocated Account: The Unallocated Account shall evidence and record the amount of Bullion standing to your credit therein, and increases and decreases to that amount. The Unallocated Account shall be denominated in fine ounces of gold to three decimal places.

2.3	Reports: We will provide you with monthly statements of your Account Balance and debit and credit advices will be sent to you following each deposit into and withdrawal from the Unallocated Accounts.

2.4	Reversal of entries: We at all times reserve the right to reverse any provisional or erroneous entries to your Unallocated Account with effect back-valued to the date upon which the final or correct entry (or no entry) should have been made.

3.	DEPOSITS

3.1	Procedure: You may at any time notify us of your intention to deposit Precious Metal in your Unallocated Account. A deposit may be made (in the manner and accompanied by such documentation as we may require) only by transfer from an account of yours relating to the same kind of Precious Metal and having the same denomination as that to which this Unallocated Account relates. We will not accept physical delivery of Precious Metal into this account.

3.2	Notice requirements: Any notice relating to a deposit of Precious Metal must be in writing and:

(a)	be received by us no later than 2.00 p.m. (London time) on the Availability Date unless otherwise agreed;

(b)	specify the details of the account from which the Precious Metal will be transferred; and

(c)	specify the amount (in the appropriate denomination) of the Precious Metal to be credited to the Unallocated Account, the Availability Date and any other information which we may from time to time require.

3.3	Timing: A deposit of Precious Metal will not be credited to an Unallocated Account until an account of ours with any bank, broker or other firm has been credited with an amount of Precious Metal equal to the amount of such deposit.

3.4	Right to refuse Precious Metal or amend procedure: We may refuse to accept Precious Metal, amend the procedure in relation to the deposit of Precious Metal or impose such additional procedures in relation to the deposit of Precious Metal as we may from time to time consider appropriate. Any such refusal, amendment or additional procedures will be promptly notified to you.

4.	WITHDRAWALS

4.1	Procedure: You may at any time notify us of your intention to withdraw Precious Metal standing to the credit of your Unallocated Account. We will transfer Bullion from your Unallocated Account only at such times and on such terms as specified in your instructions to us. A withdrawal may be made (in the manner and accompanied by such documentation as we may require) by:

(a)	transfer to an account of yours relating to the same kind of Precious Metal and having the same denomination as that to which the Unallocated Account relates; or

(b)	the collection by you of Precious Metal from us at our vault premises, or as we may direct, at your expense and risk; or

(c)	by delivery of Precious Metal to you at such location as you direct, at your expense and risk; or

(d)	transfer to the Trust Unallocated Account.

Any Precious Metal made available to you pursuant to clause 4.1 (b) or (c) will be in a form which complies with the Rules or in such other form as may be agreed between us. We are entitled to select the Precious Metal to be made available to you pursuant to clause 4.1(b) or (c) which in all cases will comprise one or more whole bars selected by us (or other form as agreed), the combined fine weight of which will not exceed the number of fine ounces of Bullion you have instructed us to withdraw. In connection with any withdrawal pursuant to clause 4.1(d) you must have sufficient Precious Metal in the Unallocated Account by 4:00 p.m. (London time) on the day before the Withdrawal Date to permit us to complete the withdrawal. Anything in this agreement to the contrary notwithstanding, and without limiting your right to withdraw Bullion, we shall not be obliged to effect any requested delivery if, in our reasonable opinion, this would cause us or our agents to be in breach of the Rules or other applicable law, court order or regulation, the costs incurred would be excessive or delivery is impracticable for any reason. When pursuant to your instruction Bullion is physically withdrawn from your Unallocated Account, all right, title, risk and interest in and to the Bullion withdrawn shall pass to you at the Point of Delivery.

4.2	Notice and instruction requirements: Any notice or instruction relating to a withdrawal of Precious Metal must be in writing and specify the amount (in the appropriate denomination) of the Precious Metal to be debited to the Unallocated Account, the Withdrawal Date and any other information which we may from time to time require. The following rules determine when we must receive your notice or instruction to withdraw Precious Metal:

(a)	if the notice or instruction relates to a withdrawal pursuant to clause 4.1(d) to effect a transfer of Precious Metal to the Trust Unallocated Account in accordance with the Participant Agreement, it must received by us no later than 9.00 a.m. (London time) not less than two Business Days prior to the Withdrawal Date and specify the details of the Trust Unallocated Account to which the Precious Metal is to be transferred;

(b)	if the notice or instruction relates to a withdrawal pursuant to clause 4.1(a), it must be received by us no later than 2.00 p.m. (London time) on the Withdrawal Date unless otherwise agreed and must specify the details of the account to which the Precious Metal is to be transferred; and

(c)	if the notice or instruction relates to a withdrawal pursuant to clause 4.1(b) or (c), it must be received by us no later than 11.30 a.m. (London time) not less than two Business Days prior to the Withdrawal Date unless otherwise agreed and specify the name of the person or carrier that will collect the Precious Metal from us or the identity of the person to whom delivery is to be made, as the case may be.

4.3	Right to amend procedure: We may amend the procedure for the withdrawal of Precious Metal from an Unallocated Account or impose such additional procedures as we may from time to time consider appropriate. Any such amendments or additional procedures will be promptly notified to you.

4.4	Delivery obligations: Unless otherwise instructed, we shall make transportation and insurance arrangements in accordance with our usual practice. Where instructions are given, we shall use all reasonable efforts to comply with the same. We shall not be obliged to effect any requested delivery if, in our reasonable opinion, this would cause us or our agents to be in breach of the Rules or other applicable law, court order or regulation; the costs incurred would be excessive or delivery is impracticable for any reason. All insurance and transportation costs shall be for your account.

4.5	Physical withdrawal of entire Unallocated Account balance: If, when you notify us in connection with a physical withdrawal of Bullion from your Unallocated Account under clause 4.4 that you are withdrawing the entire balance in your Unallocated Account (or when a physical withdrawal under clause 4.4 would, in our determination, result in the entire balance in your Unallocated Account being withdrawn), the physical withdrawal instruction may not be effected by our selection of one or more whole bars of Bullion the combined fine weight of which does not exceed the balance of your Unallocated Account that you are withdrawing, then we will make available to you in accordance with clause 4.4 the number of whole bars that can be accommodated under your instruction. If you have another Unallocated Account with us relating to Precious Metal, we will transfer the remainder of the balance to that account, and if you do not have another Unallocated Account with us, we will purchase for cash the remainder of the Bullion in your Unallocated Account based on the LBMA Gold Price AM on the date you are withdrawing the Bullion physically, or if there is no LBMA Gold Price AM for such date, then the LBMA Gold Price AM for the next Business Day.

5.	INSTRUCTIONS

5.1	Your representatives: You shall notify us promptly in writing of the names of the people who are authorised to give instructions on your behalf. Until we receive written notice to the contrary, we are entitled to assume that any of those people have full and unrestricted power to give us instructions on your behalf. We are also entitled to rely on any instructions which are from, or which purport to emanate from, any person who appears to have such authority.

5.2	Amendments: Once given, instructions continue in full force and effect until they are cancelled, amended or superseded. We must receive an instruction cancelling, amending or superseding a prior instruction before the time the prior instruction is acted upon. Any such instructions shall have effect only after actual receipt by us.

5.3	Unclear or ambiguous instructions: If, in our opinion, any instructions are unclear or ambiguous, we will use reasonable endeavours (taking into account any relevant time constraints) to obtain clarification of those instructions but, failing that, we may in our absolute discretion and without any liability on our part, act upon what we believe in good faith such instructions to be or refuse to take any action or execute such instructions until any ambiguity or conflict has been resolved to our satisfaction.

5.4	Refusal to execute: We reserve the right to refuse to execute instructions if in our opinion they are or may be contrary to the Rules or any applicable law.

5.5

Revocation of Instructions: If, in connection with an instruction to effect a withdrawal pursuant to clause 4.1(d), by 4:00 p.m. (London time) on the day before the Withdrawal Date either (i) the amount of Precious Metal specified in your instruction does not agree with the amount of Precious Metal specified in the advice provided by the Trustee with regard to the receipt of Precious Metal in the Trust Unallocated Account or (ii) sufficient

Precious Metal to permit us to complete the withdrawal is not credited to your Unallocated Account, your instruction will be automatically revoked. We will notify you of the revocation of your instruction.

6.	CONFIDENTIALITY

6.1	Disclosure to others: Subject to clause 6.2, each party shall respect the confidentiality of information acquired under this agreement and neither will, without the consent of the other, disclose to any other person any information acquired under this agreement.

6.2	Permitted disclosures: Each party accepts that from time to time the other party may be required by law or the Rules, or requested by a government department or agency, fiscal body or regulatory authority, to disclose information acquired under this agreement. In addition, the disclosure of such information may be required by a party’s auditors, by its legal or other advisors or by a company which is in the same group of companies as a party (eg. a subsidiary or holding company of a party). Each party irrevocably authorises the other to make such disclosures without further reference to such party. In connection with a notice or instruction you give to us to effect to withdraw and transfer Precious Metal to the Trust Unallocated Account in accordance with the Participant Agreement, you hereby authorize us to disclose to the Trustee of the Trust or its agents (i) such information about your Unallocated Account that the Trustee or its agents may reasonably request, including information about your Account Balance and instructions you have given for the deposit or withdrawal of Precious Metal in relation to your Unallocated Account, and (ii) information about any revocation of instructions under clause 5.5 above.

7.	REPRESENTATIONS

7.1	Your representations: Upon execution of this agreement and with each notice or instruction that you give hereunder you represent and warrant and covenant to us that:

(a)	you have all necessary authority, powers, consents, licences and authorisations and have taken all necessary action to enable you lawfully to enter into and perform your duties and obligations under this agreement;

(b)	you are a Participant as defined in the Trust Indenture and are not in breach of the Participant Agreement;

(c)	you are in compliance with the money laundering and related provisions of (i) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001 enacted by the United States of America, and the regulations promulgated thereunder, if you are subject to the requirements of the USA PATRIOT Act, and (ii) such other laws to which you are subject;

(d)	the persons entering into this agreement on your behalf have been duly authorised to do so; and

(e)	this agreement and the obligations created under it are binding upon you and enforceable against you in accordance with its terms (subject to applicable principles of equity) and do not and will not violate the terms of the Rules or any order, charge or agreement by which you are bound.

8.	FEES AND EXPENSES

8.1	Fees: You will pay us such fees as we from time to time determine and notify to you, but we will not charge you any fees in connection with your Unallocated Account pursuant to this Agreement while (i) this account is used solely to effect transfers of Bullion between you and the Trust Unallocated Account and (ii) we (or another member of an affiliated group of which we are a member) are receiving compensation from the SPDR® Gold Trust for maintaining the Trust Unallocated Account.

8.2	Expenses: You must pay us on demand all costs, charges and expenses (including any relevant taxes, duties and legal fees) incurred by us in connection with the performance of our duties and obligations under this agreement or otherwise in connection with your Unallocated Account (including delivery, collection and storage costs).

8.3	Credit balances: No interest or other amount will be paid by us on any credit balance on your Unallocated Account.

8.4	Debit balances: You are not entitled to overdraw your Unallocated Account except to the extent that we otherwise agree in writing. In the absence of such agreement, we shall not be obliged to carry out any instruction of yours which will cause your Unallocated Account to be overdrawn. If for any reason your Unallocated Account is overdrawn, you will be required to pay us interest on the debit balance at the rate agreed between us or, if no such agreement exists, at such rate as we determine to be appropriate. The amount of the overdraft and any accrued interest will be repayable by you on our demand. Your obligation to pay interest to us will continue until the overdraft is repaid by you in full. Our books and records shall be conclusive as to the balance at any time standing to your credit in your Unallocated Account.

8.5	Default interest: If you fail to pay us any amount when it is due, we reserve the right to charge you interest (both before and after any judgement) on any such unpaid amount calculated at a rate equal to 1% above the overnight London Interbank Offered Rate (LIBOR) for the currency in which the amount is due. Both overdraft and default interest will accrue on a daily basis and will be due and payable by you as a separate debt. In the event of any inconsistency between this agreement and an overdraft facility agreement between you and us, the terms of the overdraft facility shall govern.

9.	SCOPE OF RESPONSIBILITY

9.1

Exclusion of liability: We will use reasonable care in the performance of our duties under this agreement but will not be responsible in contract, tort or otherwise, for any direct or indirect or consequential damage, loss or expense suffered or incurred by you arising directly or indirectly as a result of, or in connection with, this agreement (including, without limitation, economic loss, loss of profit, loss of anticipated savings or loss of goodwill) even if advised of the likelihood of such losses arising, save for any loss or damage suffered by you as a direct result of any gross negligence, fraud or wilful default on our part in the performance of our duties under this agreement, and in which case, our liability will not exceed the market value of the Account Balance at the time such gross negligence, fraud or wilful default is discovered by us. The value of the Account Balance shall be determined on any day using the LBMA Gold Price PM, and if there is no such fix on such day, by the last LBMA Gold Price fix (AM or PM).

9.2	No duty or obligation: We are under no duty or obligation to make or take any special arrangements or precautions beyond those required by the Rules or as specifically set forth in this agreement.

9.3	Force majeure: We shall not be liable to you for any delay in performance, or for the non-performance of any of our obligations under this agreement by reason of any cause beyond our reasonable control. This includes any act of God or war or terrorism, any breakdown, malfunction or failure of transmission in connection with or other unavailability of any wire, communication or computer facilities, any transport, port, or airport disruption, industrial action, acts and regulations and rules of any governmental or supra national bodies or authorities or regulatory or self-regulatory organisations or failure of any such body, authority, or organisation for any reason, to perform its obligations.

9.4	Indemnity: You shall indemnify and keep us and each of our directors, shareholders, officers, employees, agents, affiliates (as such term is defined in Regulation S-X adopted by the United States Securities and Exchange Commission under the United States federal Securities Act of 1933, as amended) and subsidiaries (us and each such person a “Custodian Indemnified Person” for purposes of this clause 9.4) indemnified (on an after tax basis) on demand against all costs and expenses, damages, liabilities and losses which any such Custodian Indemnified Person may suffer or incur, directly or indirectly in connection with this agreement except to the extent that such sums are due directly to our gross negligence, wilful default or fraud or that of the Custodian Indemnified Person. The indemnity provided by this clause 9.4 shall survive termination of this agreement.

9.5	Third Parties: You are our sole customer under this agreement and we do not owe any duty or obligation or have any liability towards any person who is not a party to this agreement. This agreement does not confer a benefit on any person who is not a party to it other than the persons named as a Custodian Indemnified Person. The parties to this agreement do not intend that any term of this agreement shall be enforceable by any person who is not a party to it (except that each Custodian Indemnified Person may directly enforce the indemnity provision under clause 9.4) and do intend that except as so provided, the Contracts (Rights of Third Parties) 1999 Act (Eng.) shall not apply to this agreement.

10.	TERMINATION

10.1	Method: This agreement shall terminate immediately upon the earlier of (i) your termination as a Participant with respect to the SPDR® Gold Trust pursuant to the Participant Agreement or otherwise, or (ii) termination of the SPDR® Gold Trust pursuant to the Trust Indenture. In addition, either party may terminate this agreement by giving not less than 10 Business Days’ written notice to the other party. Any such notice given by you must specify:

(a)	the date on which the termination will take effect;

(b)	the person to whom any Account Balance which is a credit balance is to be transferred; and

(c)	all other necessary arrangements for the transfer or repayment, as the case may be, of the Account Balance.

10.2	Redelivery arrangements: If you do not make arrangements acceptable to us for the transfer or repayment, as the case may be, of any Account Balance we may continue to maintain this Unallocated Account, in which case we will continue to charge the fees and expenses payable under clause 8. If you have not made arrangements acceptable to us for the transfer or repayment of any Account Balance within six (6) months of the date specified in the termination notice as the date on which the termination will take effect, we will be entitled to close the Unallocated Account and account to you for the proceeds after deducting any amounts due to us under this agreement.

10.3	Existing rights: Termination shall not affect rights and obligations then outstanding under this agreement which shall continue to be governed by this agreement until all obligations have been fully performed.

11. VALUE ADDED TAX

11.1	VAT exclusive: All sums payable under this agreement by you to us shall be deemed to be exclusive of VAT.

11.2	Supplies: Where pursuant to or in connection with this agreement, we make a supply to you for VAT purposes and VAT is or becomes chargeable on such supply, you shall on demand pay to us (in addition to any other consideration for such supply) a sum equal to the amount of such VAT and we shall on receipt of such payment provide you with an invoice or receipt in such form and within such period as may be prescribed by applicable law.

11.3

Deemed supplies: Where, pursuant to or in connection with this agreement, we are deemed or treated by applicable law or the practice from time to time of the relevant fiscal authority to make a supply for VAT purposes to any person by virtue of our or any custodian for us relinquishing physical control of any Precious Metal, and VAT is or becomes chargeable on such supply, you shall on demand pay to us a sum equal to the amount of such VAT and we shall on receipt of such payment provide an invoice or receipt in such form and within such period as may be prescribed by applicable law to the person to which we are deemed or treated to make such supply.

12.	NOTICES

12.1	Form: Subject to clause 12.5, any notice, notification, instruction or other communication under or in connection with this agreement shall be given in writing. References to writing include electronic transmissions that are of the kind specified in clause 12.2.

12.2	Method of transmission: With the exception of monthly statements in respect of the Unallocated Account, any notice, notification, instruction or other communication required to be in writing may be delivered personally or sent by first class post, pre-paid recorded delivery (or air mail if overseas), authenticated electronic transmission (including tested telex and authenticated SWIFT) or such other electronic transmission as the parties may from time to time agree, to the party due to receive the notice, instruction or communication, at its address, number or destination set out in this agreement or another address, number or destination specified by that party by written notice to the other.

12.3	Deemed receipt on notice: A notice, notification, instruction, or other communication under or in connection with this agreement will be deemed received only if actually received or delivered.

12.4	Recording of calls: We may record telephone conversations without use of a warning tone. Such recordings will be our sole property and, if acted upon by us, will be accepted by you as evidence of the orders or instructions given.

12.5	Instructions Relating to Bullion: All notices, notifications, instructions and other communications relating to the movement of Bullion in relation to your Unallocated Account shall be by way of authenticated electronic transmission (including tested telex and authenticated SWIFT), and shall be addressed to:

Precious Metals Operations

HSBC Bank plc

8 Canada Square

London E14 5HQ

SWIFT: MIDLGB22

13.	GENERAL

13.1

No interest in SPDR® Gold Trust conferred hereby: You acknowledge that you do not acquire any ownership of SPDR® Gold Shares or interest in the SPDR® Gold Trust or its assets by establishing an Unallocated Account pursuant to this Agreement, by delivering to the Unallocated Account established hereby an amount of Precious Metal, or by giving any instruction hereunder. You acknowledge that you will acquire ownership of SPDR®

Gold Shares or an interest in the SPDR® Gold Trust or its assets only upon the issuance to you of SPDR® Gold Shares pursuant to the Trust Indenture. Neither the Trustee nor the Sponsor of the SPDR® Gold Trust shall, individually or as such Trustee or Sponsor of the SPDR® Gold Trust, have any liability for loss or damages suffered by you with respect to your Unallocated Account or any Bullion held for you pursuant to this Agreement.

13.2	No advice: Our duties and obligations under this agreement do not include providing you with investment advice. In asking us to open and maintain the Unallocated Account, you do so in reliance upon your own judgement and we do not and shall not owe to you any duty to exercise any judgement on your behalf as to the merits or suitability of any transaction you make in relation to the Unallocated Account or otherwise, including (i) any deposits into, or withdrawals from, your Unallocated Account, (ii) any transactions to be effected in accordance with the Participant Agreement, or (iii) the acquisition or disposition of Precious Metal.

13.3	Rights and remedies: Our rights under this agreement are in addition to, and independent of, any other rights which we may have at any time in relation to your Unallocated Account and any lien or other rights we may have to set-off, combine or consolidate any of your accounts.

13.4	Assignment: This agreement is for the benefit of and binding upon us both and our respective successors and assigns. You may not assign, transfer or encumber, or purport to assign, transfer or encumber, your right, title or interest in relation to your Unallocated Account or any right or obligation under this agreement unless we otherwise agree in writing.

13.5	Amendments: Any amendment to this agreement must be agreed in writing and be signed by us both. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.

13.6	Partial invalidity: If any of the clauses (or part of a clause) of this agreement becomes invalid or unenforceable in any way under the Rules or any law, the validity of the remaining clauses (or part of a clause) will not in any way be affected or impaired.

13.7	Entire agreement: This document, with the exception of any representations made fraudulently, represents the entire agreement, and supersedes and replaces any previous agreement between us relating to the establishment of a Gold account to be maintained on an Unallocated Basis for you as a Participant in connection with the SPDR® Gold Trust.

13.8	Joint and several liability: If there is more than one of you, your responsibilities under this agreement apply to each of you individually as well as jointly.

13.9	Counterparts: This agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same agreement.

13.10	Business Days: If any obligation of either you or us falls due to be performed on a day which is not a Business Day in respect of the Unallocated Account in question, then the relevant obligations shall be performed on the next succeeding Business Day applicable to such account.

14.	GOVERNING LAW AND JURISDICTION

14.1	Governing law: This agreement is governed by, and will be construed in accordance with, English law.

14.2	Jurisdiction: You agree the English courts are to have jurisdiction to settle any disputes or claims which may arise out of or in connection with this agreement, and for these purposes you irrevocably submit to the non-exclusive jurisdiction of the English courts.

14.3	Waiver of immunity: To the extent that you may in any jurisdiction claim for yourself or your assets any immunity from suit, judgement, enforcement or otherwise howsoever, you agree not to claim and irrevocably waive any such immunity to which you would otherwise be entitled (whether on grounds of sovereignty or otherwise) to the full extent permitted by the laws of such jurisdiction.

14.4	Service of process: If you are situated outside England and Wales, process by which any proceedings in England are begun may be served on you by being delivered to the address specified below. This does not affect our right to serve process in another manner permitted by law.

Your address for service of process

[Participant]

[Address]

[City, State, Postal Code]

Attention: [                    ]

EXECUTED by the parties as follows

[Remainder of page intentionally left blank]

EXECUTED by the parties

Signed on behalf of
HSBC BANK PLC
by

Signature
Name
Title

Signature
Name
Title

Signed on behalf of
[NAME OF Participant]
by

Signature
Name
Title

SPDR® Gold Trust

PARTICIPANT AGREEMENT

ATTACHMENT C

HSBC Bank plc

Resolution Form—Telefax Instructions

To: HSBC Bank plc

ACCOUNT NAME:

We hereby request and authorize, pursuant to the powers delegated to us by a resolution of the Board of Directors of                                          (the “Company”) (a certified copy of which has been supplied to you), HSBC Bank plc (the “Bank”) to accept and to execute instructions and/or give effect to requests to the Bank to enter into contracts with or on behalf of the Company where such instructions and/or requests are given by facsimile machine (“Telefax”) and purport to come from us acting on behalf of the Company and are honestly believed by the Bank to come from the Company. We agree to mark clearly on any confirmation of any communications by Telefax the words “Confirmation only—Do not duplicate”.

We on behalf of the Company agree, that

(a)	the Bank will be under no duty to challenge or make any enquiries concerning any communication by Telefax which it believes in good faith to be a genuine instruction from an authorized representative of the Company;

(b)	the Company shall assume all risks involved in connection with any communications by Telefax, and in particular (but without prejudice to the generality of the foregoing) risks due to errors in transmission misunderstandings or errors on the part of the Bank regarding the identity of the Company’s authorized representatives or otherwise and that the Bank be discharged from all responsibility in respect thereof;

(c)	the Company shall indemnify the Bank and its directors, officers, employees or agents on demand and shall keep the Bank and its directors, officers, employees or agents on demand indemnified against any loss arising to the Bank in consequence of acting in reliance on any such communication and any actions, proceedings, costs, claims and demands in respect thereof;

(d)	that we will have no claim against the Bank or its directors, officers, employees or agents by reason or account of the Bank or its directors, officers, employees or agents either acting or declining or omitting to act in accordance with any communication by Telefax; and

(e)	the Company shall agree to perform and ratify any contracts entered into by the Bank and/or any action taken by the Bank as a result of such communications made or purporting to be made on behalf of the Company and honestly believed by the Bank to have been made on behalf of the Company.

Such assumption of risk, discharge, indemnity and agreement to perform and ratify shall extend to communications made or purporting to be made by us and/or any other persons now or hereafter nominated from time to time by the Company, such nomination having been duly and properly advised to the Bank and honestly believed by the Bank to have been made on behalf of the Company.

Notwithstanding the foregoing, the Bank may at any time and at its absolute discretion decline to execute any instruction or request given or to accept any offer made by Telefax notwithstanding that at the time of such instruction or request or offer the employee of the Bank receiving such instruction or request may have indicated assent to the same.

This request and authority shall continue in force unless and until expressly revoked by fifteen days’ (or such lesser period as the Bank may accept) written notice delivered to the Bank and signed in a manner complying with the Company’s current mandate.

Signed
for and on behalf of

Signed
for and on behalf of

Date